February 26, 2019

Douglas Davis
Chief Executive Officer
Gopher Protocol Inc.
2500 Broadway, Suite F-125
Santa Monica, CA 90404

       Re: Gopher Protocol Inc.
           Registration Statement on Form S-1
           Filed February 8, 2019
           File No. 333-229563

Dear Mr. Davis:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jennifer Gowetski at 202-551-3401 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities